CONSULTING AGREEMENT

I. PURPOSE & TERM: bioMETRX, Inc., a corporation having offices at 500 North Broadway, Suite 204, Jericho, NY 11753 ("Company") hereby engages ICR, LLC of 450 Post Road East, Westport, Connecticut 06880 ("Consultant") for an initial term of **one year** ("Initial Term"), commencing on January 15, 2007 to render consulting services as described in Article II hereof. From and after January 15, 2008, this Agreement shall remain in full force and effect provided, however, that either party may terminate this Agreement upon thirty (30) days prior written notice in accordance with Article VII hereof. During such notice period, the parties shall continue to perform all obligations under this Agreement, including payment of monthly installments and reimbursements of expenses in accordance with Articles III and IV hereof.

II. DUTIES OF CONSULTANT: During the term of this Agreement, Consultant shall use its best efforts to provide Company the services as described below. Consultant shall perform its services under this Agreement as an independent contractor and not as an employee or affiliate of Company.

A. Investor relations consulting services ("Investor Relations Services"), which shall include:

1. Consulting with the Company in preparation for, and managing all administrative aspects of, quarterly earnings announcements;
2. Drafting press releases from the Company targeted at the investment community;
3. Soliciting and arranging meetings with the investment community (both sell-side and buy-side) to promote the Company;
4. Managing and communicating the Company's corporate profile within the investment community, with the goal of raising and improving such profile; and
5. Providing such other financial advice and consulting as the Company may reasonably request from time to time.

B. Public relations consulting services ("Public Relations Services"), which shall include:

1. **Positioning & Messaging:** ICR will develop/refine positioning to work with the media and other key stakeholders and develop a set of key messages about the company that will be the foundation of all communications.
2. **Press Materials:** ICR will develop press materials that provide clear, compelling and useful information for journalists.
3. **Press Management:** ICR will support all press inquiries, helping to analyze, prioritize and process requests for interviews and information, ensuring management focuses its time only on opportunities with a meaningful return. We will maintain an electronic database of all press contacts to allow for quick and comprehensive outreach and we will regularly monitor the news for coverage of the company, its competition and the industry.
4. **Proactive Media Outreach:** ICR will conduct a proactive media outreach campaign to build awareness, understanding and support within the media and among key stakeholders. The effort will focus around key inflection points and strategic company attributes, with a goal of high quality media coverage.
5. **Media/Presentation Training:** ICR will provide a ½ day professional media and presentation training session for the senior management team in to assist in the most compelling delivery of the company story to the media and the investment community.

6. **Executive Visibility:** Through its media outreach and other PR activities, ICR will create appropriate platforms to showcase the depth of management and its industry expertise. We will maintain an executive speaking database that identifies key outlets, pitches appropriate executives and supports those appearances.
7. **Strategic Counsel:** ICR will provide ongoing counsel and support to assist in all communications-related activities and issues.

C. Investor and Public Relations Services do not include:
   i. Rendering Legal Opinions or Providing Legal Advice; and
   ii. Rendering Tax Advice.

D. Company acknowledges that with respect to advice and opinions rendered by Consultant, Company will not construe or rely upon same in matters of law, taxation or securities. Consultant shall have no duty to provide advice described in Article II C and shall have no liability to Company should Company improperly utilize advice or opinions of Consultant in matters of law, taxation or securities.

E. Consultant shall provide consulting services with respect to any Crisis (as hereinafter defined) for an additional fee to be determined by Agreement of the parties. Crisis consulting services shall be those services reasonably required by Company to respond to a Crisis which may include Crisis communications services and Crisis media relations services, as the parties may agree. A "Crisis" shall be defined as one of the following events:
1. Any event which Consultant and Client agree is a Crisis event; or
2. Any event defined as a crisis or extraordinary special event in any policy of insurance maintained by Company for such purpose.

III. COMPENSATION: In consideration for services rendered by Consultant to Company pursuant to this Agreement, Company shall pay Consultant:

A. For services rendered from January 15, 2007 through June 30, 2007, Company shall grant to Equity Services, LLC 110,000.00 shares of restricted stock which grant shall be made upon execution of this agreement, together with Warrants (the "Warrants") for 40,000 shares of the common stock ("Common Stock") of the Company at $2.50 per share, which Warrants shall be issued as follows:

1. A Warrant for 10,000 shares shall be issued to Consultant in the name of Equity Services, LLC on or before February 15, 2007;
2. A Warrant for 10,000 shares shall be issued to Consultant in the name of Equity Services, LLC on or before March 15, 2007;
3. A Warrant for 10,000 shares shall be issued to Consultant in the name of Equity Services, LLC on or before April 15, 2007;
4. A Warrant for 10,000 shares shall be issued to Consultant in the name of Equity Services, LLC on or before May 15, 2007.

B. Upon the earlier of July 1, 2007 or the date Company completes a financing transaction, Company shall pay Consultant Fifteen Thousand Dollars ($15,000.00) per month, with said monthly fee billed in advance on the first of each month and becoming due and payable within thirty (30) days. Said fee shall be pro-rated for any month in which services are provided for less than four weeks (28 calendar days). For purposes of this section, a Transaction shall mean any sale of the Company or its assets and/or any change in control of the Company, or any capital raise or restructure.

IV. EXPENSES: It is mutually agreed upon that in addition to the compensation set forth in Article III Company shall pay to the Consultant a monthly administrative fee for usual and regular expenses incurred in the performance of Consultant's duties including but not limited to document reproduction, facsimiles, financial information services, postage and telephone long distance (the "Administrative Expense"), which Administrative Expense shall be billed on a regular monthly basis as an invoice line-item in the amount of two hundred fifty dollars ($250.00). In addition to such Administrative Expense, Company shall reimburse Consultant for all itemized out-of-pocket expenses incurred by Consultant on behalf of Client including any overnight deliveries, newswire distribution services, teleconferencing services, web casting, travel and lodging (the "Itemized Expenses"). Any and all Itemized Expenses shall be supported by receipts or other written evidence of such expenditures maintained at Consultant's offices, unless otherwise requested by Company. All reimbursements shall be made by Company within thirty (30) business days of receipt of Consultant's invoice. Approval by Company shall be obtained by Consultant prior to any individual expenditure in excess of two hundred and fifty dollars ($250.00).

V. SERVICES TO OTHERS: Company acknowledges that Consultant is in the business of providing Services to other businesses and entities. Consultant's services hereunder are not exclusive to Company and Consultant shall have the right to perform the same or similar services for others, as well as engage in other business activities.

VI. INDEMNIFICATION: Company hereby acknowledges that Consultant shall rely upon the accuracy of all information provided by Company. Company assumes full and complete responsibility and liability for the financial and other information furnished to Consultant for use on Company's behalf. Company shall at all times defend, indemnify and hold harmless Consultant and all its directors, officers, agents, employees, representatives and other affiliated entities ("Indemnified Parties") from and against any and all damage, loss, claim, expense, deficiency or cost incurred as the result of any claim, suit or proceeding brought against any of the Indemnified Parties, or in which any of the Indemnified Parties are asked to participate, as a result of any information, representations, reports or data provided by Company to any of the Indemnified Parties. The provisions of this Article shall survive the expiration or termination of this Agreement.

VII. NOTICES: Any notice, request, approval, or other communication given under this Agreement to either party hereto shall, unless otherwise specifically permitted herein, be in writing, delivered (a) by hand (including by any private overnight delivery service) or (b) through the United States Postal Service, registered or certified mail with return receipt requested, or (c) by telegram or telex to the following individuals' attention at the parties' respective addresses shown below (or to such other individuals and/or addresses as may be set forth in a written notice sent by either party hereto, as applicable):

For Consultant:	*For Company:*
John P. Flanagan	Richard Iler
Principal	Chief Financial Officer
ICR, LLC	bioMETRX, Inc.
450 Post Road East	500 North Broadway, Suite 204
Westport, CT 06880	Jericho, NY 11753
Tel: (203) 682-8222	Tel: (516) 937-288

VIII. COMPANY'S RIGHT OF EARLY TERMINATION: Provided Company is current in all of its obligations hereunder, including all payments invoiced or due under this Agreement, Company may terminate this Agreement during Initial Term ("Early Termination") by providing written notice to Consultant in accordance with Article VII hereof (the "Notice of Early Termination") *and* remitting therewith a payment to Consultant of an amount equal to one (1) month's compensation as set forth in Article III hereof (i.e., $15,000) (the "Early Termination Payment"). The Notice of Early Termination must be received by Consultant prior to the end of the month in which it is issued. Any Notice of Early Termination received after the first date of a month shall be effective as of the last day of that month and shall not be effective unless accompanied by

payment for that month pursuant to Article III above together with Early Termination Payment. Early Termination Payment shall be made in addition to any amounts invoiced by Consultant pursuant to Article III hereof as of the date Consultant receives notice of Early Termination. Such Early Termination shall become effective as of the last day of the month during which it is received. Upon receipt of Notice of Early Termination, Consultant shall only continue work on projects which are already in process and which can reasonably be completed in the ordinary course of business prior to the last day of the month.

IX. ENTIRETY: This instrument sets forth the entire agreement between Consultant and Company. No promise, representation or inducement, except as herein set forth, has been made by either party to this Agreement. Should any provision of this Agreement be void or unenforceable, the rest of this Agreement shall remain in full force. This Agreement may not be canceled, altered, or amended except in writing.

X. SEVERABILITY: Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms and provisions of this Agreement in any other jurisdiction.

XI. DEFAULT: Should Company default under any of its obligations herein, Consultant may immediately terminate this agreement. In addition to termination, Consultant may also elect to seek to recover all sums due hereunder, together with interest at the rate of twelve (12%) percent per annum, and together with reasonable attorney's fees and costs, including but not limited to court filing fees, service of process fees, travel and lodging expenses to attend proceedings and any other costs associated with enforcement of Company's obligations herein. Consultant's rights hereunder shall be cumulative rather than exclusive and election of any remedy shall not serve to limit Consultant from further pursuing any other remedy provided for under this agreement or the laws of any state having jurisdiction over this agreement.

XII. GOVERNING LAW: This Agreement shall be governed by the laws of the State of Connecticut, without regard to its conflicts of law rules. Any controversy or claim arising out of or relating to this Agreement, or the breach of this Agreement, that cannot be resolved by the parties hereto, shall be tried accordingly in the County of Fairfield, Connecticut.

XIII. CONFIDENTIALITY & NONSOLICITATION: Consultant hereby agrees to use all material non-public information provided to it by Company solely for the purpose of rendering services to Company pursuant to its engagement hereunder and to treat confidentially such information for so long as such information remains non-public. Except as contemplated by this agreement or as required by applicable law, Consultant will not disclose such confidential information to a third party (other than directors, officers, employees or outside advisors of Consultant) without the prior consent of Company. This restriction shall not apply to any Confidential Information: (a) that becomes known generally to the public; (b) for which disclosure is required by applicable law, legal process, or any order or mandate of a court or other governmental authority to be disclosed; or (c) that is reasonably believed by Consultant to be required to be disclosed in connection with a lawsuit or other legal or administrative action, provided, that in the case of clauses (b) or (c), Consultant shall, unless otherwise prohibited from doing so, give the Company reasonable advance written notice of the Confidential Information intended to be disclosed and the reasons and circumstances surrounding such disclosure, in order to permit the Company to seek a protective order or other appropriate request for confidential treatment of the applicable Confidential Information.

Company agrees and acknowledges that Consultant has invested substantial time and resources into development of its employees and its model for providing services to clients. Company agrees that Consultant will be irreparably harmed should Company divert employees from Consultant to any other employer or itself. Company further acknowledges that Consultant shall have no adequate remedy at law for any such diversion and warrants that it will not divert nor

encourage or enable any other person to divert any employee(s) of Consultant in violation of this Agreement. Company covenants and agrees not to solicit, hire or otherwise engage or employ, either as an employee, officer, independent contractor, consultant, advisor or in any other capacity or role, any person who as an employee of Consultant at any time during this Agreement or any Company that has hired any employee of consultant who provided services to Company under this Agreement. This covenant by Company shall survive termination of this Agreement and shall expire no less than 12 months following termination of this Agreement (the "Non-solicitation Period"), provided, however, that if Company is in default of any of its obligations hereunder at the termination of this Agreement, this covenant shall continue uninterrupted until the anniversary of the date upon which Company cures any and all such default(s) (the "Extended Non-solicitation Period").

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth below.

ICR, LLC	**bioMETRX, Inc.**
By: 1/24/07	By:
John P. Flanagan (Date)	Richard Iler (Date)
Principal	Chief Financial Officer